EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78139, 333-92997, 333-123366, 333-133214 and 333-194046 on Form S-8; Registration Statements Nos. 333-136848, 333-93857 and 333-180359 on Form S-3; and Registration Statement No. 333-193026 on Form S-4, of our reports dated February 28, 2014, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte and Touche LLP

Houston, Texas

February 28, 2014